Exhibit 16.1

November 27, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Titan Pharmaceuticals, Inc.’s statements included under Item 4.01 of its Form 8-K dated November 27, 2024. We agree with the statements concerning our Firm under Item 4.01 related to our resignation. We are not in position to agree or disagree with other statements contained therein.

Very truly yours,

WithumSmith+Brown, PC

Whippany, New Jersey